Exhibit 99.1

February 4, 2006

Board of Directors
c/o Mark Ordan, Chief Executive Officer and President
The Mills Corporation
5425 Wisconsin Avenue, Suite 500
Chevy Chase, MD 20815

Gentlemen:

Simon Property Group, Inc. (“SPG”) and Farallon Capital Management, L.L.C. (“Farallon”) are pleased to submit a proposal to acquire The Mills Corporation (“Mills”) in an all-cash transaction that would provide your shareholders with the opportunity to receive a higher price than under the Brookfield Asset Management Inc. (“BAM”) agreement and the ability to receive payment at least six months sooner through a tender offer. Funds managed by Farallon collectively own 10.9% of Mills’s common shares, making them your largest reported shareholder.

Specifically, our proposal contemplates a merger agreement with Mills providing for:

  A price of $24.00 in cash per Mills common share.
  A tender offer for all Mills common shares to be commenced by an acquisition vehicle jointly owned by SPG and certain funds managed by FaraIlon. This would provide your stockholders with the opportunity to receive our higher cash acquisition price significantly sooner than under the BAM agreement and reduce the risk of adverse business developments interfering with the transaction. Our ability to close the tender offer at least six months earlier than the publicly announced expected closing date under the BAM agreement could represent an incremental benefit of at least $1.00 per share to your shareholders on a net present value basis.

  The opportunity for Mills Operating Partnership common unitholders to receive $24.00 per share in cash or, at their option, to exchange their units for limited partnership units of SPG’s Operating Partnership based upon a fixed exchange ratio determined using the price of SPG common shares at the signing of a merger agreement and our cash offer price for Mills. This proposal affords Mills unitholders significant advantages over the BAM agreement through the opportunity to participate in a larger and more diverse portfolio and to receive a security that has a history of more than 13 years of paying uninterrupted and growing dividends.
  A definitive merger agreement containing terms and conditions at least as favorable as those contained in your existing merger agreement with BAM (the “BAM Merger Agreement”), including a fixed break-up fee that does not increase over time. We are today sending a draft of our proposed merger agreement to your counsel.
  Replacing the existing $1.55 billion BAM loan with financing (including a working capital facility) on terms more favorable than under your credit agreement with BAM.

SPG has also obtained an option to acquire approximately 2.8 million common shares of Mills from Stark Master Fund Ltd. for $24.00 per share, effective upon entering into a merger agreement.

The substantial financial resources of both SPG and Farallon support this proposal. We are each prepared to provide $650 million of equity in support of our proposal and are today providing to your counsel copies of the equity commitment letters we are willing to enter into. In addition, SPG would commit to provide the replacement financing for the BAM loan and any other financing necessary to close the transaction either directly or through third parties.

We are aware of the restrictions on your ability to enter into discussions with us imposed by the BAM Merger Agreement, and we are not asking you to take any action not permitted by that agreement. However, because we are offering a higher cash price and more attractive terms than BAM, our proposal is a “Superior Competing Transaction” for purposes of the BAM Merger Agreement, and we look forward to entering into discussions with you to finalize the transaction.

As you know, both SPG and Farallon are familiar with Mills, and we are prepared to meet with you to answer any questions you may have regarding our proposal. We look forward to hearing from you promptly so that we can sign a definitive agreement well in advance of any increase in the break-up fee that may be payable under the BAM Merger Agreement. You may contact either of us or our advisors listed on Annex A to this letter.

Sincerely,

Simon Property Group, Inc.

By:	/s/ David Simon
David Simon
Chief Executive Officer

Farallon Capital Management, L.L.C.

By:	/s/ Richard B. Fried
Richard B. Fried
Managing Member